Exhibit 99.1
Post Holdings Reports
Results for the Second Quarter of Fiscal Year 2015
St. Louis, Missouri - May 7, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, reported results today for the fiscal quarter ended March 31, 2015.
Highlights:

•	Adjusted EBITDA of $149.2 million; net sales of $1,052.7 million

•	Completed the acquisition of MOM Brands, a leader in the RTE cereal value segment, on May 4, 2015; $50 million in run-rate cost synergies accelerated to the second full fiscal year after closing

•	Provides update on avian influenza
Second Quarter Consolidated Operating Results
Second quarter net sales were $1,052.7 million, an increase of $614.7 million, or 140.3%, compared to the prior year. The sales increase was driven by businesses acquired after March 31, 2014 and the lapping of partial period results in second quarter 2014 from businesses acquired on February 1, 2014. On a comparable basis, net sales increased 3.8%, or $38.1 million, over the same period in fiscal 2014.
Gross profit increased $146.1 million to $275.5 million for the second quarter compared to the prior year. Selling, general and administrative (SG&A) expenses for the second quarter were $173.7 million or 16.5% of net sales. Second quarter 2015 SG&A expenses included $1.8 million of acquisition related transaction expenses, $1.7 million of which was related to announced transactions.
Adjusted EBITDA was $149.2 million for the second quarter, up $85.7 million compared to the prior year, primarily driven by businesses acquired after March 31, 2014 and the lapping of partial period results in second quarter 2014 from businesses acquired on February 1, 2014.
Other operating expenses, net were $15.7 million for the second quarter and primarily related to adjustments to the carrying value of land, building and equipment for a peanut butter manufacturing facility which were classified as assets held for sale. Other expense, net was $28.8 million for the second quarter and related to non-cash mark-to-market adjustments on interest rate swaps.
Net earnings available to common shareholders were $26.3 million, or $0.45 per diluted common share, for the second quarter. Adjusted net earnings available to common shareholders were $58.7 million, or $0.87 per diluted common share. Weighted-average diluted common shares outstanding was 67.6 million shares for second quarter 2015 compared to 33.6 million for the prior year quarter. The increase resulted from common stock issuances in fiscal 2014 and fiscal 2015 of an additional 12.1 million and 7.5 million, respectively. Additionally, diluted shares outstanding includes 6.0 million shares related to Post’s tangible equity units and 11.0 million shares related to the potential conversion of Post’s convertible preferred stock, both of which are calculated on an “if-converted” basis.
Six Month Consolidated Operating Results
Net sales for the six months ended March 31, 2015 were $2,126.6 million, an increase of $1,391.6 million, or 189.3%, compared to the prior year. Gross profit increased $280.7 million to $524.6 million compared to the prior year period.
SG&A expenses for the six month period were $339.7 million or 16.0% of net sales and included $6.8 million of acquisition related transaction expenses, $6.7 million of which was related to announced transactions.
Adjusted EBITDA was $276.8 million for the six month period, up $157.4 million compared to the prior year period.
Other operating expenses, net were $23.2 million for the six month period and primarily related to adjustments to the carrying value of land, building and equipment for the Modesto, California manufacturing facility and a peanut butter manufacturing facility which were classified as assets held for sale. Other expense, net was $83.4 million for the six month period and related to non-cash mark-to-market adjustments on interest rate swaps.
For the six months ended March 31, 2015, the net loss attributable to common shareholders was ($75.3) million, or ($1.45) per diluted common share. Adjusted net earnings loss attributable to common shareholders was ($0.2) million, or $0 per diluted common share.
Consumer Brands
Consumer Brands includes the Post Foods ready-to-eat (“RTE”) cereal brands and active nutrition brands.
Net sales were $378.5 million for the second quarter, up $68.4 million, or 22.1%, over the reported prior year second quarter. On a comparable basis, net sales were up 5.6%, or $20.0 million, over the same period in fiscal 2014, with active nutrition sales up 15.9% and RTE cereal sales up 0.6%. Segment profit was $46.3 million and $38.6 million for second quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was $66.9 million and $57.8 million for second quarter 2015 and 2014, respectively.
For the six months ended March 31, 2015, net sales were $726.4 million, up $142.2 million, or 24.3%, over the reported prior year period. Segment profit was $77.6 million, compared to $86.0 million in the prior year period. Segment Adjusted EBITDA was $121.4 million, compared to $120.0 million in the prior year period. Segment profit for the six months ended March 31, 2015 was negatively impacted by an inventory adjustment of $1.9 million resulting from acquisition accounting.
Michael Foods Group
Michael Foods Group includes the predominantly foodservice and food ingredient egg, potato and pasta businesses and the retail cheese business.
Net sales were $550.3 million for the second quarter, up $483.6 million over the reported prior year second quarter. On a comparable basis, net sales were up 1.8%, or $9.5 million, over the same period in fiscal 2014, with volume down 0.6%. Egg products sales were up 2.0%, on a comparable basis. Refrigerated potato products sales were up 5.3%, on a comparable basis, with volume down 2.5%. Pasta products sales were up 2.2%, on a comparable basis, with volume down 8.5%. Cheese and other dairy case products sales were down 0.5%, with volume down 2.8%. Segment profit (loss) was $39.8 million and ($1.2) million for second quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was $77.7 million and $8.1 million for the second quarter 2015 and 2014, respectively.
For the six months ended March 31, 2015, net sales were $1,149.6 million, up $1,082.9 million over the reported prior year period. Segment profit was $81.9 million, compared to a loss of ($1.2) million in the prior year period. Segment Adjusted EBITDA was $150.1 million, compared to $8.1 million in the prior year period.
Private Label
Private Label includes the Golden Boy peanut butter, other nut butters and dried fruit and nut businesses and the Attune Foods cereal, granola and snack businesses.
Net sales were $124.9 million for the second quarter, up $63.7 million over the reported prior year second quarter. On a comparable basis, net sales were up 8.3%, or $9.6 million, over the same period in fiscal 2014, with Golden Boy up 5.3% and Attune Foods up 21.2%. Segment profit was $10.4 million and $3.9 million for second quarter 2015 and 2014, respectively. Segment Adjusted EBITDA was $16.9 million and $8.9 million for second quarter 2015 and 2014, respectively.
For the six months ended March 31, 2015, net sales were $252.7 million, up $168.3 million over the reported prior year period. Segment profit was $17.3 million, compared to $6.5 million in the prior year period. Segment Adjusted EBITDA was $31.2 million, compared to $13.3 million in the prior year period. Segment profit for the six months ended March 31, 2015 was negatively impacted by an inventory adjustment of $1.3 million resulting from acquisition accounting.
Interest and Income Tax
Net interest expense was $59.8 million for the second quarter compared to $37.3 million for the prior year quarter. For the six months ended March 31, 2015, net interest expense was $119.9 million, compared to $66.3 million for the six months ended March 31, 2014. The increase for both the quarter and the six month period was driven by the issuance of approximately $2.4 billion in incremental debt in fiscal year 2014.
Income tax benefit was ($69.4) million in the second quarter of fiscal 2015, compared to a benefit of ($19.3) million in the second quarter of fiscal 2014. The effective income tax rate was 178.4% for the second quarter of fiscal 2015, compared to

51.3% for the second quarter of fiscal 2014. For the six months ended March 31, 2015, the income tax benefit was ($45.9) million, an effective income tax rate of 40.7%, compared to a benefit of ($20.7) million and an effective income tax rate of 50.0% for the six months ended March 31, 2014. The tax benefit recognized for the six month period fiscal 2015 loss is limited to the amount that would be recognized if the six month period ordinary loss were the anticipated ordinary loss for fiscal year 2015.
Update on Acquisition and Financing
On May 4, 2015, Post announced the completion of the acquisition of MOM Brands Company (“MOM Brands”), a leader in the RTE cereal value segment. Post management has updated its synergy achievement timeframe for the MOM Brands acquisition. Post now expects to realize approximately $50 million in run-rate cost synergies by the second full fiscal year following the closing of the MOM Brands acquisition, an acceleration from the third full fiscal year. Post management continues to believe the synergy estimate has potential for upside.
In connection with the MOM Brands closing, Post also closed its previously announced $700 million incremental senior secured term loan facility and issued approximately 2.45 million shares of its common stock to the former owners of MOM Brands as partial merger consideration. Post now has approximately 54.8 million shares of common stock outstanding.
Update on Avian Influenza and Outlook
As announced on April 28, 2015, Post has been impacted by avian influenza. The severity of the current avian influenza incident is highly unusual as the last significant outbreak in the U.S. was in the early 1980s. As of May 7, 2015, Post estimates approximately 14% of its egg supply has been affected.
Prior to the acquisition of MOM Brands, Post management had estimated fiscal 2015 Adjusted EBITDA to be between $540.0 million and $580.0 million. Post management has revised this guidance to include better than expected year-to-date performance, the completion of the acquisition of MOM Brands and the impact of avian influenza. Including MOM Brands at approximately $50.0 million and the expected impact of avian influenza at approximately $20.0 million for the remainder of fiscal 2015, Post management now estimates fiscal 2015 Adjusted EBITDA to be between $585.0 million and $610.0 million. However, it is important to note that the situation remains dynamic and if avian influenza continues to spread or the egg market reaction is more significant than Post’s estimates, these expectations could change materially. To the extent new material information develops prior to Post’s next quarterly earnings release, Post will provide further updates as soon as practical.
Post management expects fiscal 2015 capital expenditures, including MOM Brands, to be between $125.0 million and $135.0 million. This reflects approximately $40.0 million related to growth activities, mostly at Michael Foods for projects carried over from the prior year. Maintenance capital expenditures are expected to be between $85.0 million and $95.0 million.
Use of Non-GAAP Measures
Certain financial measures in this release are non-GAAP measures, including Adjusted EBITDA. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. These measures may not be comparable to similarly-titled measures of other companies. See the tables provided in this release for reconciliations to the most directly comparable GAAP financial measures.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, May 8, 2015 at 9:00 a.m. Eastern Time. During the call, Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will discuss financial results for the second quarter of fiscal year 2015 and fiscal year 2015 outlook and respond to questions.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 23342813. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, May 15, 2015, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 23342813. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.

Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our expectations regarding the timing of realizing the run-rate cost synergies contemplated by the MOM Brands acquisition and the potential upside for such synergies; our Adjusted EBITDA outlook for fiscal 2015; our estimates for MOM Brands at approximately $50.0 million for the remainder of fiscal 2015; our estimates regarding the expected impact of avian influenza at approximately $20.0 million for the remainder of fiscal 2015; our estimate regarding the percentage of our egg supply affected by avian influenza; and capital expenditures expectations, including expectations for growth activities and maintenance. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands business; our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service outstanding debt or obtain additional financing, including secured and unsecured debt; the recent avian influenza outbreak in the U.S. Midwest; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including changes in advertising and labeling laws, food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Modesto, California and Boise, Idaho manufacturing facilities; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable laws and regulations; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition, refrigerated and private label food categories. Through its cereal business, Post is a leader in the value segment of ready-to-eat cereal and offers a broad range of choices to meet the taste and nutrition needs of a variety of consumers. Post’s cereal portfolio includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. Through its Michael Foods Group, Post supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net Sales	$1,052.7	$438.0	$2,126.6	$735.0
Cost of goods sold	777.2	308.6	1,602.0	491.1
Gross Profit	275.5	129.4	524.6	243.9

Selling, general and administrative expenses	173.7	105.0	339.7	186.9
Amortization of intangible assets	33.7	12.7	67.2	18.4
Loss on foreign currency	2.7	11.9	3.9	13.5
Other operating expenses, net	15.7	0.1	23.2	0.2
Operating Profit (Loss)	49.7	(0.3)	90.6	24.9

Interest expense, net	59.8	37.3	119.9	66.3
Other expense, net	28.8	—	83.4	—
Loss before Income Taxes	(38.9)	(37.6)	(112.7)	(41.4)
Income tax benefit	(69.4)	(19.3)	(45.9)	(20.7)
Net Earnings (Loss)	30.5	(18.3)	(66.8)	(20.7)
Preferred stock dividends	(4.2)	(4.3)	(8.5)	(6.9)
Net Earnings (Loss) Available to Common Shareholders	$26.3	$(22.6)	$(75.3)	$(27.6)

Net Earnings (Loss) per Common Share:
Basic	$0.48	$(0.67)	$(1.45)	$(0.83)
Diluted	$0.45	$(0.67)	$(1.45)	$(0.83)

Weighted-Average Common Shares Outstanding:
Basic	54.5	33.6	52.1	33.1
Diluted	67.6	33.6	52.1	33.1

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2015	September 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$579.0	$268.4
Restricted cash	13.6	84.8
Receivables, net	348.7	413.7
Inventories	461.9	380.7
Deferred income taxes	22.8	27.0
Prepaid expenses and other current assets	49.2	44.4
Total Current Assets	1,475.2	1,219.0

Property, net	827.4	831.9
Goodwill	2,943.1	2,886.7
Other intangible assets, net	2,694.2	2,643.0
Other assets	75.3	150.5
Total Assets	$8,015.2	$7,731.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$24.9	$25.6
Accounts payable	229.3	225.0
Other current liabilities	282.9	269.3
Total Current Liabilities	537.1	519.9

Long-term debt	3,815.1	3,830.5
Deferred income taxes	859.2	915.1
Other liabilities	279.9	182.4
Total Liabilities	5,491.3	5,447.9

Shareholders’ Equity
Preferred stock	0.1	0.1
Common stock	0.5	0.5
Additional paid-in capital	3,017.1	2,669.3
Accumulated deficit	(372.5)	(305.7)
Accumulated other comprehensive loss	(67.9)	(27.6)
Treasury stock, at cost	(53.4)	(53.4)
Total Shareholders’ Equity	2,523.9	2,283.2
Total Liabilities and Shareholders’ Equity	$8,015.2	$7,731.1

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2015	2014
Cash provided by (used in):
Operating activities	$158.4	$18.5
Investing activities, including capital expenditures of $45.6 and $26.7	(160.6)	(1,050.6)
Financing activities	314.3	1,463.2
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(7.2)
Net increase in cash and cash equivalents	$310.6	$423.9

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net Sales
Consumer Brands	$378.5	$310.1	$726.4	$584.2
Michael Foods Group	550.3	66.7	1,149.6	66.7
Private Label	124.9	61.2	252.7	84.4
Eliminations	(1.0)	—	(2.1)	(0.3)
Total	$1,052.7	$438.0	$2,126.6	$735.0
Segment Profit (Loss)
Consumer Brands	$46.3	$38.6	$77.6	$86.0
Michael Foods Group	39.8	(1.2)	81.9	(1.2)
Private Label	10.4	3.9	17.3	6.5
Total segment profit	96.5	41.3	176.8	91.3
General corporate expenses and other	31.4	27.8	63.7	48.6
Accelerated depreciation on plant closure	—	2.0	—	4.7
Losses on hedge of purchase price of foreign currency denominated acquisition	—	11.8	—	13.1
Loss on assets held for sale	15.4	—	22.5	—
Interest expense	59.8	37.3	119.9	66.3
Other expense, net	28.8	—	83.4	—
Loss before Income Taxes	$(38.9)	$(37.6)	$(112.7)	$(41.4)

SUPPLEMENTAL SEGMENT INFORMATION
Results include two acquisitions completed in fiscal 2015 and four acquisitions completed in fiscal 2014. Each acquired business is included in results as of its respective closing date as listed below:

Business	Segment	Acquisition Date
Dakota Growers Pasta Company	Michael Foods Group	January 1, 2014
Golden Boy Foods	Private Label	February 1, 2014
Dymatize Enterprises	Consumer Brands	February 1, 2014
Michael Foods	Michael Foods Group	June 2, 2014
PowerBar and Musashi and related assets	Consumer Brands	October 1, 2014
American Blanching Company	Private Label	November 1, 2014

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net Earnings (Loss)	30.5	(18.3)	(66.8)	(20.7)
Income tax benefit	(69.4)	(19.3)	(45.9)	(20.7)
Interest expense, net	59.8	37.3	119.9	66.3
Depreciation and amortization, including accelerated depreciation	63.2	30.1	126.3	51.2
Non-cash stock-based compensation	10.4	4.0	16.7	7.4
Acquisition related transaction costs	1.7	10.5	6.7	13.9
Integration costs	2.8	1.3	4.9	1.3
Non-cash mark-to-market adjustments and settlements on interest rate swaps	28.8	—	83.4	—
Loss on assets held for sale	15.4	—	22.5	—
Gain on change in fair value of acquisition earn-out	—	—	(0.7)	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	11.8	—	13.1
Legal settlement	—	(2.0)	—	(2.0)
Mark-to-market adjustments on commodity hedges	0.6	(0.6)	(1.4)	(1.5)
Inventory valuation adjustments on acquired businesses	—	7.3	3.2	7.3
Gain from insurance proceeds	(1.0)	—	(1.0)	—
Foreign currency loss on intercompany loans	2.7	—	4.1	—
Restructuring and plant closure costs	3.8	1.3	4.6	3.5
Purchase price adjustment	(0.2)	—	(0.2)	—
Spin-Off costs/post Spin-Off non-recurring costs	0.1	0.1	0.5	0.3
Adjusted EBITDA	$149.2	$63.5	$276.8	$119.4
Adjusted EBITDA as a percentage of Net Sales	14.2%	14.5%	13.0%	16.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2015
(in millions)

	Consumer Brands	Michael Foods Group	Private Label	Corporate/ Other	Total
Segment Profit	$46.3	$39.8	$10.4	$—	$96.5
General corporate expenses and other	—	—	—	(31.4)	(31.4)
Loss on assets held for sale	—	—	—	(15.4)	(15.4)
Operating Profit	46.3	39.8	10.4	(46.8)	49.7
Depreciation and amortization	18.9	36.5	6.5	1.3	63.2
Non-cash stock-based compensation	—	—	—	10.4	10.4
Acquisition related transaction costs	—	—	—	1.7	1.7
Integration costs	1.5	—	—	1.3	2.8
Loss on assets held for sale	—	—	—	15.4	15.4
Mark-to-market adjustments on commodity hedges	—	1.0	—	(0.4)	0.6
Gain from insurance proceeds	—	(1.0)	—	—	(1.0)
Foreign currency loss on intercompany loans	0.2	1.4	—	1.1	2.7
Restructuring and plant closure costs	—	—	—	3.8	3.8
Purchase price adjustment	—	—	—	(0.2)	(0.2)
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	0.1	0.1
Adjusted EBITDA	$66.9	$77.7	$16.9	$(12.3)	$149.2
Adjusted EBITDA as a percentage of Net Sales	17.7%	14.1%	13.5%	—	14.2%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2014
(in millions)

	Consumer Brands	Michael Foods Group	Private Label	Corporate/ Other	Total
Segment Profit (Loss)	$38.6	$(1.2)	$3.9	$—	$41.3
General corporate expenses and other	—	—	—	(27.8)	(27.8)
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	(11.8)	(11.8)
Accelerated depreciation on plant closure	—	—	—	(2.0)	(2.0)
Operating Profit (Loss)	38.6	(1.2)	3.9	(41.6)	(0.3)
Depreciation and amortization, including accelerated depreciation	17.0	5.2	3.8	4.1	30.1
Non-cash stock-based compensation	—	—	—	4.0	4.0
Acquisition related transaction costs	0.2	—	—	10.3	10.5
Integration costs	—	—	—	1.3	1.3
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	11.8	11.8
Legal settlement	—	—	—	(2.0)	(2.0)
Mark-to-market adjustments on commodity hedges	—	—	—	(0.6)	(0.6)
Restructuring and plant closure costs	—	—	—	1.3	1.3
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	0.1	0.1
Inventory valuation adjustments on acquired businesses	2.0	4.1	1.2	—	7.3
Adjusted EBITDA	$57.8	$8.1	$8.9	$(11.3)	$63.5
Adjusted EBITDA as a percentage of Net Sales	18.6%	12.1%	14.5%	—	14.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED ENDED MARCH 31, 2015
(in millions)

	Consumer Brands	Michael Foods Group	Private Label	Corporate/ Other	Total
Segment Profit	$77.6	$81.9	$17.3	$—	$176.8
General corporate expenses and other	—	—	—	(63.7)	(63.7)
Loss on assets held for sale	—	—	—	(22.5)	(22.5)
Operating Profit	77.6	81.9	17.3	(86.2)	90.6
Depreciation and amortization	38.0	73.1	12.5	2.7	126.3
Non-cash stock-based compensation	—	—	—	16.7	16.7
Acquisition related transaction costs	—	—	—	6.7	6.7
Integration costs	3.5	—	—	1.4	4.9
Loss on assets held for sale	—	—	—	22.5	22.5
Gain on change in fair value of acquisition earn-out	—	—	—	(0.7)	(0.7)
Mark-to-market adjustments on commodity hedges	—	(6.1)	—	4.7	(1.4)
Inventory valuation adjustments on acquired businesses	1.9	—	1.3	—	3.2
Gain from insurance proceeds	—	(1.0)	—	—	(1.0)
Foreign currency loss on intercompany loans	0.4	2.2	0.1	1.4	4.1
Restructuring and plant closure costs	—	—	—	4.6	4.6
Purchase price adjustment	—	—	—	(0.2)	(0.2)
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	0.5	0.5
Adjusted EBITDA	$121.4	$150.1	$31.2	$(25.9)	$276.8
Adjusted EBITDA as a percentage of Net Sales	16.7%	13.1%	12.3%	—	13.0%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED ENDED MARCH 31, 2014
(in millions)

	Consumer Brands	Michael Foods Group	Private Label	Corporate/ Other	Total
Segment Profit (Loss)	$86.0	$(1.2)	$6.5	$—	$91.3
General corporate expenses and other	—	—	—	(48.6)	(48.6)
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	(13.1)	(13.1)
Accelerated depreciation on plant closure	—	—	—	(4.7)	(4.7)
Operating Profit (Loss)	86.0	(1.2)	6.5	(66.4)	24.9
Depreciation and amortization, including accelerated depreciation	31.8	5.2	5.6	8.6	51.2
Non-cash stock-based compensation	—	—	—	7.4	7.4
Acquisition related transaction costs	0.2	—	—	13.7	13.9
Integration costs	—	—	—	1.3	1.3
Losses on hedge of purchase price of foreign currency denominated acquisition	—	—	—	13.1	13.1
Legal settlement	—	—	—	(2.0)	(2.0)
Mark-to-market adjustments on commodity hedges	—	—	—	(1.5)	(1.5)
Restructuring and plant closure costs	—	—	—	3.5	3.5
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	0.3	0.3
Inventory valuation adjustments on acquired businesses	2.0	4.1	1.2	—	7.3
Adjusted EBITDA	$120.0	$8.1	$13.3	$(22.0)	$119.4
Adjusted EBITDA as a percentage of Net Sales	20.5%	12.1%	15.8%	—	16.2%

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net Earnings (Loss) Available to Common Shareholders	$26.3	$(22.6)	$(75.3)	$(27.6)

Adjustments:
Acquisition related transaction costs	1.7	10.5	6.7	13.9
Integration costs	2.8	1.3	4.9	1.3
Non-cash mark-to-market adjustments and settlements on interest rate swaps	28.8	—	83.4	—
Loss on assets held for sale	15.4	—	22.5	—
Gain on change in fair value of acquisition earn-out	—	—	(0.7)	—
Losses on hedge of purchase price of foreign currency denominated acquisition	—	11.8	—	13.1
Legal settlement	—	(2.0)	—	(2.0)
Mark-to-market adjustments on commodity hedges	0.6	(0.6)	(1.4)	(1.5)
Inventory valuation adjustments on acquired businesses	—	7.3	3.2	7.3
Gain from insurance proceeds	(1.0)	—	(1.0)	—
Foreign currency loss on intercompany loans	2.7	—	4.1	—
Restructuring and plant closure costs, including accelerated depreciation	3.8	3.3	4.6	8.2
Purchase price adjustment	(0.2)	—	(0.2)	—
Spin-Off costs/post Spin-Off non-recurring costs	0.1	0.1	0.5	0.3
Total Net Adjustments	54.7	31.7	126.6	40.6
Income tax effect on adjustments	(22.3)	(16.3)	(51.5)	(20.3)
Adjusted Net Earnings (Loss) Available to Common Shareholders	$58.7	$(7.2)	$(0.2)	$(7.3)

Weighted-Average Shares Outstanding - Diluted	67.6	33.6	52.1	33.1

Adjusted Diluted Net Earnings (Loss) per Common Share	$0.87	$(0.21)	$0.00	$(0.22)